EXHIBIT 10.1

RESTATED ADVISORY AGREEMENT

THIS RESTATED ADVISORY AGREEMENT, dated as of July 1, 1998, is between ARC CORPORATE REALTY TRUST, INC., a corporation organized under the laws of the State of Maryland and formerly known as “Growth & Income Inc.” (the “Company”), and ARC CAPITAL ADVISORS, L.P., a limited partnership organized under the laws of the State of New Jersey formerly known as “TPC Capital Advisors, L.P.” (the “Advisor”).

W I T N E S S E T H:

WHEREAS, the Company has raised and is continuing to raise capital through private placements of shares of its common stock.

WHEREAS, the Company intends to qualify as a REIT (as defined below), and to invest its funds in investments permitted by the terms of the Memorandum and Sections 856 through 860 of the Code (as defined below);

WHEREAS, the Company desires to avail itself of the experience, sources of information, advice, assistance and certain facilities available to the Advisor and to have the Advisor undertake the duties and responsibilities hereinafter set forth, on behalf of, and subject to the supervision of the Board of Directors of, the Company all as provided herein;

WHEREAS, the Advisor is willing to undertake to render such services, subject to the supervision of the Board of Directors, on the terms and conditions hereinafter set forth;

WHEREAS, the Company and Advisor previously entered into an Advisory Agreement dated June 26, 1993, which Agreement was amended by a First Amendment to Advisory Agreement dated as of October 22, 1997; and

WHEREAS, additional amendments are needed to reflect subsequent changes to the agreement between the parties as well as general updates to reflect name changes to the parties and the fact that the Company’s initial private placement was concluded.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1. Definitions. As used in this Agreement, the following terms have the definitions hereinafter indicated:

Acquisition Expenses. Includes (i) those expenses, including but not limited to legal fees and expenses, travel and communications expenses, costs of appraisals, if any, nonrefundable option payments on property not acquired, accounting fees and expenses, title insurance and miscellaneous expenses related to selection and acquisition of properties, whether or not acquired and (ii) the total of Acquisition Fees payable to the Advisor and all fees and commissions paid to any party (other than the Advisor) in connection with the making or investing in Loans or the purchase or development of properties by the Company. Included in the computation of such fees or commissions shall be any real estate commission, selection fee, development fee, non-recurring management fee, mortgage placement fee, lease-up fee, transaction structuring fee or a fee of a similar nature, however designated, however, development fees paid in connection with the actual development of a project after acquisition of the property by the Company shall not be included. Acquisition Expenses shall not include Acquisition Fees payable to the Advisor.

Acquisition Fees. The Acquisition Fee described in Section 9(b).

Adjusted Investor Capital. As of any date, the Initial Investor Capital as of such date reduced by any distribution on or prior to such date deemed by the Board to be from Distributable Proceeds from Capital Transactions.

Affiliate. With respect to any specified Person (i) any Person directly or indirectly controlling or controlled by, or under common control with, the specified Person, (ii) any officer, director, partner or trustee of the specified Person or any Person of which the specified Person is an officer, director, general partner or trustee, and (iii) any Person owning or controlling 10% or more of the outstanding voting securities or beneficial interests of the specified Person.

Appraised Value. Value according to an appraisal made by an Independent Appraiser.

Articles or Articles of Incorporation. The Articles of Incorporation of the Company under the General Corporation Law of Maryland, as amended from time to time, pursuant to which the Company is engaged.

Asset Management Fee. The Asset Management Fee as defined in Section 9(a).

Average Invested Assets. For any specified time (i) through December 31, 1998, the average of the aggregate book value of the assets of the Company invested, directly or indirectly, in equity interests in and Loans secured by real estate, before deduction of reserves for depreciation or bad debts or other similar non-cash reserves, and (ii) beginning January 1, 1999, the estimated value of all of the Company’s properties as determined in accordance with a Valuation (made within three months of such time) inclusive of the principal balance of all Loans computed by taking the average of such values at the end of each month during the specified period.

Bankruptcy. With respect to the Advisor (i) adjudication as bankrupt or insolvent by a court of competent jurisdiction, or the making of an order by a court of competent jurisdiction for the appointment of a receiver, liquidator, or trustee, for all or substantially all of its property, or approval by a court of competent jurisdiction of any petition filed against it for reorganization, and such adjudication, order or approval shall remain in force or unstayed for a period of 30 days; or (ii) its institution of proceedings for voluntary bankruptcy or the filing of a petition by it seeking reorganization under the federal bankruptcy laws or for relief under any law for relief of debtors, or its consent to the appointment of a receiver for itself or for all or substantially all of its property, or its making of a general assignment for the benefit of its creditors, or its admission in writing of its inability to pay its debts, generally, as they become due.

Board of Directors, Board or Directors. The persons holding such office, as of any particular time, under the Articles, whether they be the Directors named therein or additional or successor Directors.

Bylaws. The Bylaws of the Company.

Capital Transactions. The sale, exchange, financing, refinancing or other disposition of any property that is not in the ordinary course of business, or casualty damage to, or condemnation of, any property.

Cash from Financings. Net cash proceeds realized by the Company from the financing of Company property or the refinancing of any Company indebtedness.

Cash from Sales. Net cash proceeds realized by the Company from the sale, exchange or other disposition of any of its assets after deduction of all expenses incurred in connection therewith. Cash from Sales shall not include Cash from Financings.

Cash from Sales and Financings. The total sum of Cash from Sales and Cash from Financings.

Cause. With respect to the termination of this Agreement, fraud, criminal conduct, willful misconduct, breach of fiduciary duty by the Advisor, material breach of this Agreement by the Advisor or the Bankruptcy of the Advisor.

Code. Internal Revenue Code of 1986, as amended.

Cumulative Return. For the period for which the calculation is being made, the percentage resulting from dividing (i) the total dividends and such distributions paid on the Shares during such period (not including dividends paid out of Distributable Proceeds from Capital Transactions), by (ii) the product of (A) the average Adjusted Investor Capital for such period (calculated on a daily basis), and (B) the number of years (including fractions thereof) elapsed during such period.

Disposition Fee. The Disposition Fee as defined in Section 9(d) .

Distributable Proceeds from Capital Transactions. Cash receipts arising from or received from the proceeds of a Capital Transaction less (i) the cash applied to the payment of debts and obligations of the Company (including nonrecourse debts related to the particular Capital Transaction and debts and obligations of the Company to any Affiliate) and (ii) the cash paid or to be paid by the Company in connection with such Capital Transaction (which shall include with regard to damage recoveries or insurance or condemnation proceeds, cash paid or to be paid in connection with repairs, replacements or renewals, in the discretion of the Advisor, relating to damage to or partial condemnation of the property).

Equity Interest. The stock of or other interests in, or warrants or other rights to purchase the stock of or other interests in, any entity that has borrowed money from the Company or that is a tenant of the Company or that is a parent or controlling Person of any such borrower or tenant.

Final Closing Date. The last date on which purchasers of Shares offered pursuant to an Offering are issued such Shares.

Financing Compensation. Financing Compensation as defined in Section 9(c).

Good Reason. With respect to the termination of this Agreement, (i) any failure to obtain a satisfactory agreement from any successor to the Company to assume and agree to perform the Company’s obligations under this Agreement; or (ii) any material breach of this Agreement of any nature whatsoever by the Company.

Gross offering Proceeds. An amount equal to $10 (or the then stated offering price of an Offering) multiplied by the number of Shares sold prior to or on the Final Closing Date of each respective offering.

Incentive Compensation. Incentive Compensation as defined in section 9(e).

Independent Appraiser. A qualified appraiser of real estate, as determined by the Board, who is not affiliated directly or indirectly with the Company, the Advisor or Affiliates of the Company or the Advisor. Membership in a nationally recognized appraisal society such as the American Institute of Real Estate Appraisers (“M.A.I.”) or the Society of Real Estate Appraisers (“S.R.E.A.”) shall be conclusive evidence of qualification as an appraiser.

Independent Director. A Director of the Company who (i) is not affiliated, directly or indirectly with the Advisor, whether by ownership of, ownership interest in, employment by, any business or professional relationship with, or service as an officer or director of the Advisor or its Affiliates other than as a director or trustee or officer of not more than two other REITs organized by the Advisor or its Affiliates; and (ii) performs no other services for the Company except as a Director. An indirect relationship shall include circumstances in which a member of the immediate family of the Director has one of the foregoing relationships with the Company or the Advisor.

Individual. Any natural person and those organizations treated as natural persons in section 542(a) of the Code.

Initial Closing Date. The date on which the first closing for the sale of Shares sold pursuant to the Memorandum occurs, which shall be no later than 12 months after the date of the Memorandum.

Initial Investor Capital. The total amount of capital invested from time to time by Shareholders (computed at a rate of $10 per Share for every Share sold on or before the Final Closing Date, including those Shares for which reduced selling commissions were paid in connection with their purchase from the Company). Upon completion of the Offering, the Initial Investor Capital shall be equal to the Gross offering Proceeds.

Loans. The notes and other evidences of indebtedness or obligations acquired or entered into by the Company as lender which are secured or collateralized by personal property or fee or leasehold interests in real estate or other assets, including, but not limited to, first or subordinate mortgage loans, construction loans, development loans, loans secured by capital stock or any other assets or form of equity interest and any other type of loan or financial arrangement, such as providing or arranging for letters of credit, providing guarantees of obligations to third parties, or providing commitments for loans. The term “Loans” shall not include leases which are not recognized as leases for federal income tax reporting purposes.

Net Income. For any period, the total revenues applicable to such period, less the total expenses applicable to such period excluding additions to reserves for depreciation, bad debts or other similar non-cash reserves.

Offering. An offering of Shares upon terms and conditions established by the Board of Directors.

Operating Expenses. All operating, general and administrative expenses paid or incurred by the Company, as determined under generally accepted accounting principles, except the following: (i) interest and discounts and other costs of borrowed money; (ii) taxes (including state and federal income taxes, property taxes and assessments, franchise taxes and taxes of any other nature); (iii) expenses of raising capital, including Organizational and Offering Expenses, printing, engraving, and other expenses, and taxes incurred in connection with the issuance, distribution and transfer of the Company’s Shares and Securities; (iv) expenses connected with the acquisition, disposition, ownership and operation of real estate interests, mortgage loans, or other property, including the costs of foreclosure, insurance premiums, legal services, brokerage and sales commissions, maintenance, repair and improvement of property; (v) the Acquisition Fee, Asset Management Fee or Disposition Fee payable to the Advisor; and (vi) non-cash items, such as depreciation, amortization, depletion, and additions to reserves for depreciation, amortization, depletion, losses and bad debts.

Organizational and Offering Expenses. Those expenses payable by the Company in connection with the formation, qualification and registration of the Company and in marketing and distributing Shares, including, but not limited to (i) the preparing, printing, filing and delivery of an offering memorandum (including any amendments thereof or supplements thereto) and the preparing and printing of contractual agreements between the Company and the Placement Agent and the Selected Dealers, (ii) the preparing and printing of the Articles of Incorporation and Bylaws, and the filing and/or recording of documents necessary to comply with the laws of the State of Maryland for the formation of a corporation and thereafter for the continued good standing of a corporation, (iii) the exemption, qualification or registration of the Shares under state securities laws, (iv) any escrow arrangements, including any compensation to an escrow agent, (v) the fees of the Company’s counsel and independent public accountants, (vi) all sales literature, and (vii) selling commissions, allowances and other expenses incurred in connection with the sale of the Shares.

Person. An Individual, corporation, partnership, joint venture, association, company, trust, bank or other entity, or government or any agency or political subdivision of a government.

Placement Agent. Any registered broker dealer with whom the Company contracts to offer Shares of the Company pursuant to an Offering.

Preferred Return. A Cumulative Return of 8% computed from the Initial Closing Date through the date as of which the Preferred Return is being calculated.

REIT or Real Estate Investment Trust. A real estate investment trust, as defined in Sections 856-860 of the Code.

Securities. Any stock or shares (other than Shares), voting trust certificates, bonds, debentures, notes or evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise or in general any instruments commonly known as “securities” or any certificate of interest, share or participation in temporary or interim certificates or receipts for (or, guarantees of, or warrants, options or rights to subscribe to, purchase or acquire) any of the foregoing, which subsequently may be issued by the Company.

Selected Dealers. Broker-dealers who are members of the National Association of Securities Dealers, Inc. and who execute an agreement with either the Placement Agent or Company in which the Selected Dealers agree to participate with the Placement Agent in the Offering.

Shareholders. Those Persons who at any particular time are shown as holders of record of Shares on the books and records of the Company.

Shares. All of the shares of common stock of the Company, $.001 par value, and all other shares of common stock of the Company issued in the offering or otherwise.

Termination Date. The effective date of any termination of this Agreement (including any failure of the parties to extend this Agreement beyond December 31, 2008).

Termination Fee. An amount equal to 20% of the amount, if any, by which (i) the Appraised Value of the Company’s properties on the Termination Date, less the amount of all indebtedness secured by such properties, exceeds (ii) the total of the Initial Investor Capital plus an amount equal to the Preferred Return through the Termination Date reduced by the total dividends paid by the Company from its inception through the Termination Date.

Total Property Cost. With regard to any Company property, an amount equal to the sum of the contract purchase price of such property plus the Acquisition Fees paid to the Advisor in connection with such property.

Underlying Real Property. The property serving as collateral for any Loan.

Valuation. As estimate of value of the assets of the Company as determined by a Person selected by the Independent Directors, which Person is independent of the Company and the Advisor.

2. Appointment. The Company hereby appoints the Advisor to serve as its advisor on the terms and conditions set forth in this Agreement, and the Advisor hereby accepts such appointment.

3. Duties of the Advisor. The Advisor undertakes to use its best efforts to present to the Company potential investment opportunities and to provide a continuing and suitable investment program consistent with the investment objectives and policies of the Company as determined and adopted from time to time by the Directors. In performance of this undertaking, subject to the supervision of the Directors and consistent with the provisions of the Memorandum, Articles and Bylaws, the Advisor shall, either directly or by engaging an Affiliate:

(a) serve as the Company’s investment and financial advisor and provide research and economic and statistical data in connection with the Company’s assets and investment policies;

(b) provide the daily management of the Company and perform and supervise the various administrative functions reasonably necessary for the management of the Company;

(c) investigate, select and, on behalf of the Company, engage and conduct business with such Persons as the Advisor deems necessary to the proper performance of its obligations hereunder, including but not limited to consultants, accountants, correspondents, lenders, technical advisors, attorneys, brokers, underwriters, corporate fiduciaries, escrow agents, depositories, custodians, agents for collection, insurers, insurance agents, banks, builders, developers, property owners, mortgagors, and any and all agents for any of the foregoing, including Affiliates of the Advisor, and Persons acting in any other capacity deemed by the Advisor necessary or desirable for the performance of any of the foregoing services, including but not limited to entering into contracts in the name of the Company with any of the foregoing;

(d) consult with the officers and Directors of the Company and assist the Directors in the formulation and. implementation of the Company’s financial policies, and, as necessary, furnish the Directors with advice and recommendations with respects to the making of investments consistent with the investment objectives and policies of the Company and in connection with any borrowings proposed to be undertaken by the Company;

(e) (i) locate, analyze and select potential investments in property and Loans; (ii) structure and negotiate the terms and conditions of transactions pursuant to which investments in properties and Loans will be made, purchased or acquired by the Company; (iii) make investments in property on behalf of the

Company in compliance with the investment objectives and policies of the Company; (iv) arrange for financing, and refinancing and make other changes in the asset or capital structure of, and dispose of, reinvest the proceeds from the sale of or otherwise deal with the investments in property and Loans; and (v) enter into leases and service contracts for Company property and, to the extent necessary,, perform all other operational functions for the maintenance and administration of such property;

(f) provide the Directors with periodic reports regarding prospective investments in properties and Loans;

(g) negotiate on behalf of the Company with banks or lenders for loans to be made to the Company, and negotiate on behalf of the Company with investment banking firms and broker-dealers or negotiate private sales of shares and Securities or obtain loans for the Company, but in no event in such a way so that the Advisor shall be acting as broker-dealer or underwriter; and provided, further, that any fees and costs payable to third parties incurred by the Advisor in connection with the foregoing shall be the responsibility of the Company;

(h) when in its discretion appropriate, obtain reports (which may be prepared by the Advisor or its Affiliates), concerning the value of investments or contemplated investments of the Company in property and/or Loans;

(i) obtain for, or provide to, the Company such services as may be required in acquiring, managing and disposing of Company property and/or Loans, including, but not limited to (i) the negotiation, making and servicing of Loans; (ii) the disbursement and collection of Company monies; (iii) the payment of debts of and fulfillment of the obligations of the Company; and (iv) the handling, prosecuting and settling of any claims of or against the Company, including, but not limited to, foreclosing and otherwise enforcing mortgages and other liens securing the Loans;

(j) from time to time, or at any time reasonably requested by the Directors, make reports to the Directors of its performance of services to the Company under this Agreement;

(k) communicate on behalf of the Company with Shareholders as required to satisfy the reporting and other requirements of any governmental bodies or agencies to Shareholders and third parties and otherwise as requested by the Company;

(l) provide or arrange for administrative services and items, legal and other services, office space, office furnishings, personnel and other overhead items necessary and incidental to the Company’s business and operations;

(m) provide the Company with such accounting data and any other information so requested concerning the investment activities of the Company as shall be required to prepare to file all periodic financial reports, including annual financial statements, and returns required to be filed with any regulatory agency and to distribute such reports and other information to the Shareholders at the Company’s request;

(n) maintain the books and records of the Company;

(o) supervise the performance of such ministerial and administrative functions as may be necessary in connection with the daily operations of the Company’s property and Loans;

(p) provide the Company with all necessary cash management services;

(q) do all things necessary to assure its ability to render the services described in this Agreement;

(r) perform such other services as may be required from time to time for management and other activities relating to the assets of the Company as the Advisor shall deem advisable under the particular circumstances;

(s) deliver to or maintain on behalf of the Company copies of any appraisals obtained in connection with investments in property and Loans; and

(t) notify the Board of all proposed transactions before they are completed.

4. Authority of Advisor. (a) Pursuant to the terms of this Agreement (including the restrictions included in this Section 4 and in Section 7), and subject to the continuing and exclusive authority of the Directors over the management of the Company, the Directors hereby delegate to the Advisor the authority to (1) locate, analyze and select investment opportunities, (2) structure the terms and conditions of transactions pursuant to which investments will be made or acquired for the Company, (3) subject to Board of Director approval or ratification, acquire property and make Loans in compliance with the investment objectives and policies of the Company, (4) arrange for financing or refinancing, or make changes in the asset or capital structure of, and subject to Board of Director approval or ratification, dispose of or otherwise deal with, property and Loans, (5) enter into leases and service contracts for the Company’s property, and perform other property level operations, (6) oversee property managers and other Persons who perform services for the Company, and (7) undertake accounting and other record-keeping functions at the property level.

(b) If a transaction requires approval by the Independent Directors, the Advisor will deliver to the Independent Directors all documents required by them to properly evaluate the proposed investment in the property or the Loan.

Notwithstanding the foregoing, the prior approval of the Directors, including a majority of the Independent Directors, will be required for transactions involving (a) investments in property made through joint venture arrangements with Affiliates, (b) investments in property which are not contemplated by the terms of the Memorandum, (c) transactions that present issues which involve conflicts of interest for the Advisor (other than conflicts involving the payment offers or the reimbursement of expenses), and (d) the making or purchasing of any Loans on behalf of the Company. The Advisor and its Affiliates will not make Loans to the Company.

Joint ventures with Affiliates will be permitted only if (i) they have comparable investment objectives to those of the Company, (ii) there is no duplication of property-management or other fees and (iii) they make investments on substantially the same terms and conditions as the Company. The Company will not otherwise participate in joint investments with the Advisor or its Affiliates. The cost of generating joint investments will be shared ratably by the participating investors and the Company.

5. Bank Accounts. The Advisor may establish and maintain one or more bank accounts in its own name for the account of the Company or in the name of the Company and may collect and deposit into any such account or accounts, and disburse from any such account or accounts, any money on behalf of the Company, under such terms and conditions as the Directors may approve; provided that no funds shall be commingled with the funds of the Advisor and the Advisor shall from time to time render appropriate accountings of such collections and payments to the Directors and to the auditors of the Company.

6. Records; Access. The Advisor shall maintain appropriate records of all its activities hereunder and make such records available for inspection by the Directors and by counsel, auditors and authorized agents of the Company, at any time or from time to time during normal business hours. The Advisor shall at all reasonable times have access to the books and records of the Company.

7. Limitations on Activities. Anything else in this Agreement to the contrary notwithstanding, the Advisor shall refrain from taking any action which, in its sole judgment made in good faith, would adversely affect the status of the Company as a REIT, would subject the Company to regulation under the Investment Company Act of 1940, violate any law, rule, regulation or statement of policy of any governmental body or agency having jurisdiction over the Company, its Shares or its Securities, or otherwise would not be permitted by the Articles or Bylaws, except if such action shall be ordered by the Directors, in which case the Advisor shall notify promptly the Directors of the Advisor’s judgment of the potential impact of such action and shall refrain from taking such action until it receives further clarification or instructions from the Directors. In such event the Advisor shall have no liability for acting in accordance with the specific instructions of the Directors so given.

Notwithstanding the foregoing, the Advisor, its partners and employees, and partners, stockholders, directors and officers of the Advisor’s partners shall not be liable to the company, or to the Directors or Shareholders for any act or omission by the Advisor, its partners or employees, or partners, stockholders, directors or officers of the Advisor’s partners except as provided in Sections 16 and 18 of this Agreement.

8. Relationship with Directors. Partners and employees of the Advisor or partners in the Advisor or any corporate parents of a partner, or directors, officers or stockholders of any partner or corporate parent of a partner may serve as a Director and as an officer of the Company.

9. Fees. (a) Asset Management Fee. The Company shall pay to the Advisor as compensation for the advisory services rendered to the Company hereunder an asset management fee at the rate of 1% per annum of the first $36,049,000 (“Base Amount”) of Average Invested Assets of the Company calculated as set forth below. The Asset Management Fee on Average Invested Assets in excess of the Base Amount shall be .5% per annum. The Asset Management Fee will be calculated monthly, beginning with the month in which the Company first makes an investment in properties or Loans, on the basis of one-twelfth of one percent of the Average Invested Assets for the month, computed as a daily average. One-half of the Base Amount of the Asset Management Fee and 100% of the amount in excess Base Amount shall be calculated with respect to each month shall be payable on the first business day following the last day of such month. The remaining one-half of the Base Amount of the Asset Management Fee calculated with respect to each month shall be payable on a quarterly basis on the last day of the first month of the immediately following fiscal quarter, but only if the Company has paid dividends to Shareholders in an amount sufficient to pay the Preferred Return for the period beginning with the Initial Closing Date and ending on the last day of the most recently completed fiscal quarter. Any portion of the Asset Management Fee not paid due to the Company’s failure to pay the Preferred Return shall be paid by the Company at the end of the next fiscal. quarter through which the Company has paid the Preferred Return. Any part of the Asset Management Fee that has been deferred pursuant to this Section 9(a) shall not be deemed earned until such time as payable hereunder.

(b) Acquisition Fee. The Advisor shall receive as compensation for services rendered in connection with the investigation, selection and acquisition of property (by purchase, investment or exchange) an Acquisition Fee payable by the Company in an amount equal to 4% of the contract purchase price (including any financed portion) of each property purchased by the Company. Such fee shall be due and payable at the time the Company acquires said property unless otherwise agreed to by the parties.

(c) Financing Compensation. The Company shall pay to the Advisor for all financings and refinancings of properties (other than purchase money mortgages provided by sellers, financing already in place upon the acquisition of property and any financing provided by Affiliates of the Company), Financing Compensation in the amount of .5% of the principal amount of such financing secured by a Company property. Any Financing compensation shall be due and payable upon the funding of the related mortgage loan. Financing or refinancing will qualify for Financing compensation only if (i) the loan is approved by the Independent Directors as being in the best interests of the Company or (ii) the terms of any refinancing loan- represent an improvement over the terms of the refinanced loan, the new loan materially increases the total debt secured by a particular property or the maturity date of the refinanced loan is less than one year from the date of the refinancing.

(d) Disposition Fee. If the Advisor or an Affiliate provides a substantial amount of services in connection with the sale of a property the Advisor or the Affiliate shall receive a Disposition Fee equal to 30 of the contract sales price of such property. One-half of the Disposition Fee will be paid only if the property is sold at a gain. Such fee shall be due and payable at the time the Company disposes of said property unless otherwise agreed to by the parties.

(e) Incentive Compensation. Incentive Compensation shall be payable to the Advisor in an amount equal to $20 for every $80 distributed to the Shareholders after Shareholders have received total dividends and/or distributions in an amount equal to 100% of Initial Investor Capital plus an amount sufficient to pay the Preferred Return from the Initial Closing Date through the date on which each distribution is made.

10. Expenses. (a) In addition to the compensation paid to the Advisor pursuant to Section 9 hereof, and except as provided in Subparagraph (b) or (c) below, the Company shall pay directly or reimburse the Advisor for the following expenses:

(i) the Company’s Organizational and Offering Expenses;

(ii) the Company’s Operating Expenses;

(iii) Acquisition Expenses (exclusive of Acquisition Fees payable to the Advisor) incurred in connection with the investment of the funds of the Company;

(iv) costs associated with insurance required in connection with the business of the Company or by the Directors;

(v) expenses of managing and operating properties owned by the Company, whether payable to an Affiliate of the Advisor or a non-affiliated Person;

(vi) fees and expenses of legal counsel for the Company;

(vii) fees and expenses of non-affiliated auditors and accountants for the Company;

(viii) all expenses in connection with payments to the Directors and meetings of the Directors and Shareholders;

(ix) expenses associated with the issuance of Shares and Securities, such as selling commissions and fees, taxes, legal and accounting fees, listing and registration fees, and other organizational and Offering Expenses;

(x) expenses connected with payments of dividends in cash or otherwise made or caused to be made by the Directors to the Shareholders;

(xi) expenses of organizing, revising, amending, converting, modifying or terminating the Company or the Articles;

(xii) expenses of maintaining communications with Shareholders, including the cost of preparation, printing and mailing of annual reports and other Shareholder reports, proxy statements and other reports required by governmental entities;

(xiii) expenses related to the properties and Loans and other fees relating to making investments including personnel and other costs incurred in property or Loan transactions where a fee is not payable to the Advisor; and

(xiv) travel expenses incurred in carrying out the business of the Company; and

(xv) all other expenses the Advisor incurs in connection with providing services to the Company including reimbursement to the Advisor or its Affiliates for the cost of rent, goods, materials and services and other administrative expenses or services not expressly set forth herein.

(b) No reimbursement is permitted to the Advisor or its Affiliates under clause (a) above for items such as rent, depreciation, utilities, capital equipment, the salaries and fringe benefits incurred with respect to personnel of the Advisor, and other administrative items, except that salaries and related salary expenses for non-supervisory services which could be performed directly for the Company by independent parties, such as legal, accounting transfer agent, data processing and duplication shall be permitted reimbursements to the extent such salaries or expenses do not exceed that which would be charged by independent third parties.

(c) Notwithstanding anything to the contrary, no reimbursement shall be made to the Advisor to the extent such amounts would exceed those which would be payable to non-affiliated third parties in the same locality for similar products or service.

(d) Expenses incurred by the Advisor on behalf of the Company and payable pursuant to this Section 10 shall be reimbursed quarterly to the Advisor within 60 days after the end of each quarter. The Advisor shall prepare a statement documenting the expenses of the Company during each quarter, and shall deliver such statement to the Company within 45 days after the end of each quarter.

11. Other Services. Should the Directors request that the Advisor or any partner or employee thereof render services for the Company other than as set forth in Section 3, such services shall be separately compensated and shall not be deemed to be services pursuant to the terms of this Agreement.

12. Other Activities of the Advisor. Nothing herein contained shall prevent the Advisor from engaging in other activities, including, without limitation, the rendering of advice to other investors (including other REITS) and the management of other programs advised, sponsored or organized by the Advisor or its Affiliates; nor shall this Agreement limit or restrict the right of any director, officer, employee, partner or shareholder of the Advisor or its Affiliates to engage in any other business or to render services of any kind to any other Person. The Advisor may, with respect to any investment in which the Company is a participant, also render advice and service to the other participants therein. The Advisor shall report to the Directors the existence of any condition or circumstance, existing or anticipated, of which it has knowledge, which creates or could create a conflict of interest between the Advisor’s obligations to the Company and its obligations to or its interest in any other Person. The Advisor or its Affiliates shall promptly disclose to the Directors knowledge of such condition or circumstance. If the Advisor, Director or Affiliates thereof have sponsored other investment programs with similar investment objectives which have investment funds available at the same time as the Company, it shall be the duty of the Directors (including the Independent Directors) to adopt the method set forth in the Memorandum or another reasonable method by which properties are to be allocated to the competing investment entities and to use their best efforts to apply such method fairly to the Company.

The Advisor shall be required to use its best efforts to present a continuing and suitable investment program to the Company which is consistent with the investment policies and objectives of the Company prior to presenting a potential investment to an Affiliate.

In the event that the Advisor or its Affiliates are presented with a potential investment which might be made by the Company and by another investment entity which the Advisor or its Affiliates advise or manage, the Advisor shall consider the investment portfolio of each entity, cash flow of each entity, the effect of the acquisition on the diversification of each entity’s portfolio, rental payments during any renewal period, the estimated income tax effects of the purchase on each entity, the policies of each entity relating to leverage, the funds of each entity available for investment and the length of time such funds have been available for investment and the various ways in which the potential investment can be structured. To the extent that a property might be suitable for the Company and for another investment entity which is advised or managed by the Advisor, the Advisor shall generally give the priority to the investment entity, including the Company, which has uninvested funds for the longest period of time. The Advisor may consider the property for private placement only if such property is deemed inappropriate for any investment entity which is advised or managed by the Advisor, including the Company.

13. Relationship of Advisor and Company. The Company and the Advisor are not partners or joint venturers with each other and nothing in this Agreement shall be construed to make them such partners or joint ventures or impose any liability as such on either of them. The Company will not sell properties to the Advisor, a Director or any Affiliate of any of the foregoing, except pursuant to the exercise of a right of first refusal by an affiliated joint venture partner or with the consent of all the Independent Directors.

14. Term; Termination of Agreement. This Agreement shall continue in force until December 31, 2010, unless earlier terminated in accordance with the terms of this Agreement.

This Agreement may be terminated at any time (i) by the Advisor with at least 60 days’ written notice, (ii) immediately by the Company for Cause, or (iii) immediately by the Advisor for Good Reason. The Advisor shall cooperate with the Company to provide an orderly management transition after any such termination.

15. Assignment Prohibition. This Agreement shall not be assigned by either party without the consent of the other, except in the case of an assignment to a corporation or other organization which is a successor to the assigning party, in which case such successor organization shall be bound hereunder and by the terms of said assignment in the same manner as the assigning party is bound by this Agreement.

16. Payments to and Duties of Advisor Upon Termination.

(a) After the Termination Date, the Advisor shall not be entitled to compensation for further services hereunder except it shall be entitled to receive from the Company within 30 days after the Termination Date the following:

(i) all unpaid reimbursements of Expenses permissible under Paragraph (11);

(ii) all accrued but unpaid Asset Management Fees;

(iii) all earned but unpaid Disposition Fees payable to the Advisor relating to the sale of any property prior to the Termination Date;

(iv) all earned but unpaid Financing Compensation payable to the Advisor relating to the financing or refinancing of any property prior to the Termination Date; and

(b) Upon termination of this Agreement, the Advisor shall no longer be entitled to receive any Incentive Compensation, but the Advisor shall be entitled to payment of a Termination Fee equal to 20% of the amount, if any, by which (A) the Appraised Value of the properties on the Termination Date less the amount of all indebtedness secured by such properties, exceeds (B) the total of the Initial Investor Capital plus an amount equal to the Preferred Return through the Termination Date reduced by the total dividends paid by the Company through and including such date.

(c) The Termination Fee shall be due and payable on the Termination Date except in the event of a mutual and voluntary termination of the Advisory Agreement, in which event the Termination Fee shall be paid to the Advisor over a 5 year period in equal monthly installments and with interest at the then prevailing prime rate.

The compensation payable under this Section shall be paid or delivered to the Advisor within 30 days after funds shall become available to the Company for the making of such payments.

(d) The Advisor shall promptly upon termination (i) pay over to the Company all money collected and held for the account of the Company pursuant to this Agreement, after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled; (ii) deliver to the Directors a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Directors; (iii) deliver to the Directors all assets, including properties and Loans, and documents of the Company then in the custody of the Advisor; and (iv) cooperate with the Company to provide an orderly management transition.

17. Indemnification by the Company. The Company shall indemnify and hold harmless the Advisor and its Affiliates, including their respective officers, directors, partners and employees, from all liability, claims, damages or losses arising in the performance of their duties hereunder, and related expenses, including reasonable attorneys’ fees, to the extent such liability, claims, damages or losses and related expenses are not fully reimbursed by insurance, subject to any limitations imposed by the laws of the State of Maryland, the Articles or the Bylaws. Notwithstanding the foregoing, the Advisor shall not be entitled to indemnification or be held harmless pursuant to this Section 17 for any activity which the Advisor shall be required to indemnify or hold harmless the Company pursuant to Section 18.

18. Indemnification by Advisor. The Advisor shall indemnify and hold harmless the Company from contract or other liabilities, claims, damages, taxes or losses and related expenses including attorneys’ fees, to the extent that such liabilities, claims, damages, taxes or losses and related expenses are not fully reimbursed by insurance and are incurred by reason of the Advisor’s bad faith, fraud, willful misfeasance, misconduct, negligence or reckless disregard of its duties.

19. Notices. Any notice, report or other communication required or permitted to be given hereunder shall be in writing unless some other method of giving such notice, report or other communication is accepted by the party to whom it is given, and shall be given by being delivered by hand or by overnight mail or other overnight delivery service to the addresses set forth herein:

To the Directors and to the Company:	ARC Corporate Realty Trust, Inc.
341 Broad Street Clifton, New Jersey 07013

To the Advisor:	ARC Capital Advisors, L.P. 341 Broad Street Clifton, New Jersey 07013

Either party may at any time give notice in writing to the other party of a change in its address for the purposes of this Section 19.

20. Modification. This Agreement shall not be changed, modified, terminated, or discharged, in whole or in part, except by an instrument in writing signed by both parties hereto, or their respective successors or assignees.

21. Severability. The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

22. Construction. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of New Jersey.

23. Entire Agreement. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.

24. Indulgences, Not Waivers. Neither the failure nor any delay on the part of a. party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party-asserted to have granted such waiver.

25. Gender. Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

26. Titles Not to Affect Interpretation. The titles of sections contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.

27. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties- reflected hereon as the signatories.

*** SIGNATURE PAGE TO FOLLOW ***

IN WITNESS WHEREOF, the parties hereto have executed this Advisory Agreement as of the day and year first above written.

ARC CORPORATE REALTY TRUST, INC.

By:	/s/ Robert J. Ambrosi

Name:	Robert J. Ambrosi
Title:

ARC CAPITAL ADVISORS, L.P.
By:	ARC ADVISORY CORP., General Partner

By:	/s/ Marc A. Perel

Name:	Marc A. Perel
Title: